EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contact:	Hamid Shokrgozar	Lytham Partners, LLC
	Chairman and CEO	Retail: Joe Dorame
	White Electronic Designs Corporation	Institutional/Analyst: Joe Diaz
	602-437-1520	diaz@lythampartners.com
	hamid@wedc.com	Media: Kristen Klein
602-889-9700
White Electronic Designs Corporation
First Quarter Fiscal 2007 Financial Results
New Orders Booked Totaled $29.7 Million, Resulting in Book-to-Bill Ratio of 1.35:1
Backlog reaches $60.0 Million
Phoenix, AZ — February 6, 2006 — White Electronic Designs Corporation (NASDAQ: WEDC) reported financial results for the first quarter of fiscal year 2007 ended December 30, 2006.
Net sales for the first quarter of fiscal 2007 were $22.0 million compared to $24.9 million in the comparable quarter last year. Net income for the first quarter of fiscal 2007 was $0.2 million, or $0.01 per diluted share, compared to net income of $0.8 million, or $0.03 per diluted share, in the first quarter of fiscal 2006.
Hamid Shokrgozar, Chairman and Chief Executive Officer of White Electronic Designs Corporation, commented, “As I previously indicated, we expected that first quarter revenues would be negatively impacted by the capacity constraint at our leading glass provider. The raw material shortage delayed production for our tablet PC customers who use our specialized anywhere-viewable display screens. As a result, we were unable to ship approximately $4.7 million of display enhanced products during the quarter associated with those tablet PC customers. The capacity constraint at the glass manufacturer appears to be easing and we expect to deliver the affected products in the coming quarters.”
“During the quarter we received new orders of approximately $29.7 million, which equates to a book-to-bill ratio of 1.35:1. This is a key positive indicator for the Company’s future sales. Both business segments contributed to the strong bookings of the quarter. Total first quarter bookings for the microelectronic segment were $16.9 million, including $4.3 million for anti-tamper (AT) technology, while display segment bookings were $12.8 million. We have recently expanded our sales force and this strong sales performance bodes well for future revenues.”
Mr. Shokrgozar continued, “We believe that the financial results of the coming quarters will benefit from the improved bookings of our first fiscal quarter. As these orders transition into revenues throughout the year and into fiscal 2008, and as a normal flow of glass product for our tablet PC customers begins, we believe that our financial results going forward will be impacted positively.”
Mr. Shokrgozar continued, “Our enhanced level of research and development activity will continue to develop advanced technology for our customers in both business segments. We expect that revenues of our enhanced Max-Vu™ screens for specialized anywhere-viewable tablet PCs will accelerate in the second and third quarters.

“Backlog at the end of the first quarter totaled $60.0 million compared to backlog of $52.6 million at the end of fiscal 2006. Our balance sheet remained strong during the quarter as our cash totaled $55.3 million with no debt. While we are maintaining our focus on profitability, we are committed to managing our business in a manner that positions WEDC for expanded growth opportunities, and we remain optimistic about the long-term prospects of the Company,” Mr. Shokrgozar concluded.
Research and development expenses for the first quarter totaled $1.6 million, or 7.2% of net sales, compared to $1.7 million, or 6.7% of net sales, in the prior fiscal year.
Selling, general and administrative expenses for the first quarter were $5.2 million, compared to $4.7 million in the first quarter of fiscal 2006. The increase was due to the hiring of additional sales executives to support the long term growth of the organization.
Gross profit for the first quarter of fiscal 2007 was $6.3 million, compared to $7.3 million in the first quarter of fiscal 2006.
Microelectronic Segment Highlights
•	Net sales for the Microelectronic segment totaled $12.1 million in the first quarter of fiscal 2007, compared to $13.9 million in the prior year first quarter. Net sales to military customers totaled $9.3 million, compared to net sales of $9.0 million in the prior year first quarter.

•	Backlog at the end of the first quarter of fiscal 2007 for the Microelectronic segment totaled approximately $38.2 million, or 63% of the total Company backlog, compared to $33.4 million in the immediately preceding quarter. Military products accounted for $30.3 million of the Microelectronic segment’s backlog, as compared to $27.5 million in the immediately preceding quarter.

•	New orders received for the Microelectronic segment totaled $16.9 million for the quarter. First quarter Microelectronic segment new orders totaled 57% of the total new orders received by the Company. Military Microelectronic products closed the first quarter with $12.2 million in bookings, compared to $11.5 million in the immediately preceding quarter, and $10.0 million in the first quarter of fiscal 2006. Included in the first quarter Military Microelectronic product bookings were $4.3 million of new orders related to AT technology products.

•	Net sales for the first quarter for the Company’s Commercial Microelectronic products totaled $2.7 million, compared to $4.4 million in the immediately preceding quarter, and $4.9 million in the first quarter of fiscal 2006. The year-over-year decrease was due to a reduction of orders for commercial memory modules from a high-end server customer as it experienced a decline in sales of its systems.

Key Microelectronic segment awards during the quarter included:
•	Received a $3.0 million contract to provide multi-chip modules with the application of AT technology for a missile program.

•	Received a $1.3 million contract to provide multi-chip modules with the application of AT technology for military communications radio system.

•	Received $1.7 million in follow-on contracts for multi-chip modules used in the aircraft management system on the F-2 and F-16 fighter aircraft.

•	Received a $1.4 million contract to provide multi-chip processor modules used in the Fire Control Communications Processor on the M1A2 Abram program.

•	Received PCMCIA and compact Flash Cards production orders totaling over $1.0 million for commercial applications.

•	Received a $1.1 million follow-on order from a leader in high end hotel entertainment systems.

•	Received $0.9 million in production orders for Restriction of Hazardous Substances (RoHS) compliant server grade memory module products from a customer supporting its next generation enterprise server.
Display Segment Highlights
•	Net sales for the Display segment totaled $10.0 million compared to $11.0 million in the prior year first quarter. Net sales for this segment were negatively impacted in the first quarter of fiscal year 2007 due to capacity constraint issues at a leading glass provider.

•	Backlog at the end of the first quarter for the Display segment totaled $22.0 million, or 37% of the total Company backlog. Display segment backlog was $19.2 million in the immediately preceding quarter and $20.5 million in the first quarter of fiscal 2006.

•	New orders received for the Display segment totaled $12.8 million compared to $13.8 million in the immediately preceding quarter and $11.2 million in the first quarter of fiscal 2006.
Key Display segment awards during the quarter included:
•	Received a $1.1 million order to provide Max-Vu™ technology for use in mobile laptop PCs. Max-Vu™ provides a means of optimizing contrast and viewability of Active-Matrix Liquid Crystal Displays (AMLCDs) in high ambient lighting conditions.

•	Received two follow-on display enhancement orders totaling over $3.0 million for a commercial avionics application.

•	Received follow-on display enhancement orders of $1.4 million for a GPS system used in golf cart applications.

•	Received follow-on display enhancement orders of $1.0 million for the Remote Weapon Station in the ground based tank application.

•	Received multiple follow-on display enhancement orders for various specialized PCs, avionics and medical applications totaling over $1.3 million.

•	Received continuing orders of $1.1 million for follow-on keypad products from major appliance manufacturers.
Updates on FY2007 Company strategic initiatives:
•	Pursuing MIL-PRF-38534 Class K certification. This will allow the Company to offer the highest reliability level military products intended for space applications. Update: A full documentation package has been submitted to Defense Supply Center Columbus (DSCC) to ensure compliance with MIL-PRF-38534 Class K requirements. The DSCC visit has been scheduled for March 13-14, 2007 for the initial Class K review and audit. The final audit and the full certification process are scheduled for April 2007. We have started customer visits and will continue to promote this new capability and offering to our existing and new customers.

•	Pursuing Circuit Card Assembly (CCA) for military customers to offer system integration capabilities allowing the Company to combine its manufactured components and multi-chip modules into a fully integrated product. Update: Strategic engagement has started for broad-based CCA manufacturing partnership with key potential customers. A prototype order has been secured from one customer with production potential in the second half of fiscal year 2007. Additional customer visits have been started and we are expecting additional business in the quarters to come.

•	Pursuing next generation AT technology for military and commercial applications. Update: Two methods are being pursued, the High Heat Destruction (HHD) and WEDC’s own proprietary coating process. The HHD process is progressing as planned. We are expecting to present this to potential customers by the end of the calendar year 2007. The WEDC proprietary process is progressing as planned; we have contracted with specialized laboratory groups and estimate completion in the summer of 2008.

•	Pursuing applications for industrial grade Compact Flash (CF) in ruggedized embedded computing systems including medical, flight systems, factory automation, test and measurement and instrumentation. Update: We’ve completed a family of CF cards from 128MB to 8GB. We have secured new orders totaling approximately $0.5 million from various customers. We have also launched Medical CF cards specifically tailored to the needs of medical equipment manufacturers and users.

•	Pursuing next generation display enhancement technology, Max-Vu II™ technology. Update: New samples are being evaluated. This is still at an early stage. We expect the new Max-Vu II™ process to be ready by the end of the calendar year 2007. It is important to mention that we are still promoting our current Max-Vu™ process technology which we believe has a superior quality and viewability performance compared to other alternatives in the market. The Max-Vu II™ is intended to make the process more efficient and competitive.

•	Pursuing fully integrated display products with complete Touch Panel offering. Update: We are currently offering a resistive touch product to our Mobile PC customers. Sample evaluation products have been received. We are also investigating partnering with an appropriate touchscreen supplier to ultimately design and manufacture a complete capacitive and Touch Panel offering.

•	Continue stock repurchase program to enhance shareholder value. Update: In June 2006, the Company announced that its Board of Directors had authorized the repurchase of up to 5%, or approximately 1.2 million shares, of its outstanding common stock. As of December 30, 2006, the Company had purchased the entire 5%, or approximately 1.2 million shares, for $6.4 million at an average price of $5.15 per share. On February 3, 2007, the Board of Directors authorized the repurchase of up to an additional 5% of the Company’s outstanding common stock. Repurchases will not be made until a new Rule 10b5-1 is in effect. In addition, no purchase may be made at a price in excess of $5.50 per share.

•	Continue to pursue other external strategic alternatives to further position the Company for growth. Update: We continue to evaluate various strategic acquisitions. We continue to look for companies that would provide synergies with our existing businesses. We evaluate possible business combinations on an ongoing basis.
Teleconference Details
White Electronic Designs Corporation will host a teleconference and webcast today to review the financial results of the first quarter of fiscal year 2007 beginning at 4:30 p.m. EASTERN. Interested parties can access the call by dialing (877) 407-8031 (domestic) or (201) 689-8031 (international). A replay of the call will be available at (877) 660-6853 (domestic) or (201) 612-7415 (international), account number 286, access number 230110 for 7 days following the call. A live web cast of the call will be available at http://www.vcall.com/IC/CEPage.asp?ID=113448. The online replay will be available shortly after the end of the call and can be reached at http://www.vcall.com. After accessing the Vcall site enter the Company’s symbol, WEDC. The webcast will be archived for the following 12 months.
About WEDC

White Electronic Designs Corporation designs and manufactures innovative high technology components, systems, and branded products for military, industrial, medical and commercial markets. Our Microelectronic products include high-density memory packages and advanced self contained multi-chip and system-in-a-chip modules that are used in a growing range of applications across the Company’s markets. White Electronic Designs also produces anti-tamper security coatings for mission-critical semiconductor components in defense applications. Our Display segment designs and manufactures enhanced and reinforced high-legibility flat-panel displays for commercial, medical, defense and aerospace systems. The segment also designs and manufactures digital keyboard and touch-screen operator-interface systems, and electromechanical assemblies for commercial, industrial and military systems. White is headquartered in Phoenix, Arizona and has design and manufacturing centers in Arizona, Indiana, Ohio, and Oregon and manufacturing relationships in China. To learn more about White Electronic Designs Corporation’s business, as well as employment opportunities, visit our website at www.wedc.com.
Cautionary Statement
This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. The words, “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements. Specific forward looking statements included in this press release include our expectations that we will be able to make deliveries in the coming quarters which were delayed by capacity problems at a glass provider; that our enhanced level of research and development activity will result in the development of advanced technology; that our strong bookings in the quarter will translate into future revenues; that sales of our enhanced Max-Vu screens will begin to accelerate in the second and third quarters of fiscal 2007; regarding the timing of ‘Class K’; regarding additional business for integrated manufactured components and multi-chip modules; regarding the timing of completion of the next generation of AT and Max-Vu II™ technologies; and that the Company will achieve the identified strategic initiatives that it is pursuing. These forward-looking statements speak only as of the date the statement was made and are based upon management’s current expectations and beliefs and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified, that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: The failure to obtain Class K certification in the anticipated timeframe, the difficulties associated with successfully integrating acquired businesses and technologies, reductions in demand for the Company’s products, the loss of a significant customer, the inability to procure required components, any further downturn in the high technology data and telecommunications industries, reductions in military spending or changes in the acquisition requirements for military products, the termination or amendment of the new contracts awarded during the quarter, the inability to develop, introduce and sell new products or the inability to develop and implement new manufacturing technologies, and changes or restrictions in the practices, rules and regulations relating to sales in international markets.
Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements are included in Exhibit 99.1 to the Company’s Annual Report on Form 10-K for the year ended September 30, 2006 under the heading “Business-Risk Factors.” You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	December 30,	September 30,
	2006	2006

ASSETS
Current Assets
Cash and cash equivalents	$55,269	$55,829
Accounts receivable, less allowance for doubtful accounts of $215 and $256	14,303	19,020
Inventories	21,292	19,401
Assets held for sale	1,924	1,924
Prepaid expenses and other current assets	7,506	6,512
Deferred income taxes	4,602	4,323

Total Current Assets	104,896	107,009

Property, plant and equipment, net	13,012	13,367
Goodwill	5,306	5,306
Intangible assets, net	4,491	4,609
Other assets	218	217

Total Assets	$127,923	$130,508

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$6,888	$5,794
Accrued salaries and benefits	2,280	2,043
Other accrued expenses	7,530	7,635
Deferred revenue	2,592	1,961

Total Current Liabilities	19,290	17,433

Accrued long-term pension liability	303	303
Deferred income taxes	1,062	1,197
Other long-term liabilities	1,447	1,395

Total Liabilities	22,102	20,328

Commitments and Contingencies

Shareholders’ Equity
Preferred stock, 1,000,000 shares authorized, no shares issued	—	—
Common stock, $0.10 stated value, 60,000,000 shares authorized, 24,787,190 and 24,666,390 shares issued	2,479	2,467
Treasury stock, 1,275,550 and 285,587 shares, at par	(128)	(29)
Additional paid-in capital	86,161	90,637
Retained earnings	17,346	17,142
Accumulated other comprehensive loss	(37)	(37)

Total Shareholders’ Equity	105,821	110,180

Total Liabilities and Shareholders’ Equity	$127,923	$130,508

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three months ended
	December 30,	December 31,
	2006	2005

Net sales	$22,020	$24,880
Cost of sales	15,677	17,612

Gross profit	6,343	7,268

Operating expenses:
Selling, general and administrative	5,199	4,722
Research and development	1,589	1,658
Amortization of intangible assets	118	118

Total operating expenses	6,906	6,498

Operating (loss) income	(563)	770
Interest income	651	461

Income before income taxes	88	1,231
Benefit (provision) for income taxes	116	(421)

Net income	$204	$810

Earnings per share — basic	$0.01	$0.03

Earnings per share — diluted	$0.01	$0.03

Weighted average number of common shares and equivalents:
Basic	23,820,720	24,485,760
Diluted	24,244,893	24,846,105